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                                   PROMISSORY NOTE


October 31, 1997                                                     $885,000.00

     FOR VALUE RECEIVED, the undersigned, TIPPERARY OIL & GAS CORPORATION ("Maker"), promises to pay to the order of AMERIND OIL COMPANY, LTD. (herein called "Payee", which term shall herein in every instance refer to any owner or holder of this Note) the sum of EIGHT HUNDRED EIGHTY-FIVE THOUSAND AND NO/100s DOLLARS ($885,000.00) (which amount shall include both principal and interest due Maker to Payee), being payable in lawful money of the United States of America on or before January 31, 1998.

     Maker may prepay this Note in whole or in part without being required to pay any penalty or premium for such privilege.

     In the event Maker fails to pay the full amount of this Note when due (herein called "default"), then Payee shall have the option, to the extent permitted by applicable law, to declare this Note due and payable, whereupon the entire unpaid principal balance of this Note shall thereupon at once mature and become due and payable without presentment, demand, protest or further notice of any kind (including, but not limited to, notice of intention to accelerate or notice of acceleration), all of which are hereby expressly waived by Maker and if this Note is placed in the hands of an attorney for collection (whether or not suit is filed), Maker agrees to pay all reasonable attorney's fees and all expenses of collection and costs of court and default interest at the highest lawful rate from the date of default until paid in full.

     Maker waives grace, demand, presentment for payment, protest, notice of any kind (including, but not limited to, notice of dishonor, notice of protest, notice of intention to accelerate and notice of acceleration) and diligence in collecting and bringing suit against Maker and agrees (i) to all extensions and partial payments, with or without notice, before or after maturity, (ii) to any substitution, exchange or release of any security now or hereafter given for this Note, (iii) to the release of any party primarily or secondarily liable hereon, and (iv) that it will not be necessary for Payee, in order to enforce payment of this Note, to first institute or exhaust Payee's remedies against Maker or any other party liable therefor or against any security for this Note. Further, to the extent permitted by law, Maker waives the provisions of Tex. Bus. & Com. Code Ann. Ch. 17, as amended.

     It is the intention of the parties hereto to comply with applicable usury laws; accordingly, notwithstanding any provision to the contrary in this Note, or in any of the documents securing payment hereof or otherwise relating hereto, in no event shall this Note, or such documents require the payment or permit the collection of interest in excess of the maximum amount permitted by such laws. If any such excess of interest is contracted for, charged, taken, reserved or received under this Note or under the terms of any of the documents securing payment hereof or otherwise relating hereto, or in the event the maturity of the indebtedness evidenced by this


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Note is accelerated in whole or in part, or in the event that all or part of the principal or interest of this Note shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under this Note or under any of the instruments securing payment hereof or otherwise relating hereto, on the amount of principal actually outstanding from time to time under this Note shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event (a) the provisions of this paragraph shall govern and control, (b) any such excess which may have been collected shall at final maturity of said indebtedness either be applied as a credit against the then unpaid principal amount hereof or be refunded to Maker, at Payee's option, and (c) upon such final maturity the effective rate of interest shall be automatically reduced to the maximum lawful rate allowed under applicable usury laws as now or hereafter construed by the courts having jurisdiction thereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved or received under this Note or under such other documents which are made for the purpose of determining whether such rate exceeds the maximum lawful rate, shall be made, to the extent permitted by law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan evidenced hereby, all interest at any time contracted for, charged, taken, reserved or received from Maker or otherwise by Payee in connection with such indebtedness.

     Except to the extent required by federal law, this Note shall be governed by and construed under the laws of the State of Texas, provided however that Maker and Payee agree that Tex. Civ. Ann. Art. 5069 Ch. 15 (which regulates certain revolving loan accounts and tri-party agreements) shall not apply to any revolving loan accounts created under this Note or maintained in connection therewith. To the extent that the interest rate laws of the State of Texas are applicable to this Note, the applicable interest rate ceiling is the indicated (weekly) ceiling determined in accordance with Article 5069-l.04(a)(l) of the Texas Revised Civil Statutes, as amended, and, to the extent that this Note is deemed an open end account as such term is defined in Article 5069-1.01(f) of the Texas Revised Civil Statutes, as amended, the Payee retains the right to modify the interest rate in accordance with applicable law.

     Maker warrants that this Note is executed solely for business or commercial purposes, other than agricultural purposes and warrants that it is specifically exempted under Section 226.3(a) of Regulation Z issued by the Board of Governors of the Federal Reserve System and under Title I (Truth-in-Lending Act) and Title V (General Provisions) of the Consumer Credit Protection Act, and that no disclosures are required to be given under such regulations and federal laws in connection with the above transaction.

     Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by Payee and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of Payee except to the extent that actual cash proceeds of such instrument are unconditionally received by Payee.


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     This Note is secured as provided in the Commercial Security Agreement of even date herewith from Maker, as Debtor, to Payee, as Secured Party.

                              TIPPERARY OIL & GAS CORPORATION


                              BY: /s/ David L. Bradshaw
                                  ----------------------------------------------
                                   David L. Bradshaw
                                   President

                                             - MAKER -



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